Exhibit 99.2

KAT GOLD HOLDINGS CORP. AND HANDCAMP DIVISION
Consolidated (Unaudited) Condensed Balance Sheet
As of June 30, 2010

	KAT Gold Holdings Corp.	Handcamp Division	(Unaudited) Adjustments		(Unaudited) Total

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$—	$—	$—		$—
Security Deposits	—	6,900	—		6,900

TOTAL CURRENT ASSETS	—	6,900	—		6,900

TOTAL ASSETS	$—	$6,900	$—		$6,900

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts Payable	$—	$—	$—		$—

TOTAL CURRENT LIABILITIES	—	—	—		—

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued or outstanding	$—	—	—		$—
Common stock, $.001 par value, 500,000,000 shares authorized, 67,644,500 shares issued or outstanding	67,645	—	—		67,645
Common stock to be issued (96,000,000 common shares)	96,000	—	—		96,000
Additional paid in capital	—	112,956,549	(163,645)	A	112,792,904
Deficit accumulated during development stage	(163,645)	(112,949,649)	163,645	A	(112,949,649)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	—	6,900	—		6,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$—	$6,900	$—		$6,900

See accompanying notes to (unaudited) pro forma financial statements.

KAT GOLD HOLDINGS CORP. AND HANDCAMP DIVISION
Consolidated (Unaudited) Condensed Pro Forma Statement of Operations
For the Six Months Ended June 30, 2010

	KAT Gold Holdings Corp.	Handcamp Division	(Unaudited) ProForma Adjustments	(Unaudited) ProForma Total

SALES AND COST OF SALES:
Sales	$—	$—	$—	$—
Cost of Sales	—	—	—	—

Gross Profit	—	—	—	—

OTHER REVENUES:
Other income	—	—	—	—

	—	—	—	—

OPERATING EXPENSES:
Selling, general and administrative	3,175	212,699	—	215,874

	3,175	212,699	—	215,874

OPERATING LOSS	(3,175)	(212,699)	—	(215,874)

OTHER EXPENSE:
Impairment of Handcamp division asset purchase	—	(112,700,000)	—	(112,700,000)

NET LOSS	$(3,175)	$(112,912,699)	$—	$(112,915,874)

See accompanying notes to (unaudited) pro forma financial statements.

KAT GOLD HOLDINGS CORP. AND HANDCAMP DIVISION
Consolidated (Unaudited) Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2009

	KAT Gold Holdings Corp.	Handcamp Division	(Unaudited) ProForma Adjustments	(Unaudited) ProForma Total

SALES AND COST OF SALES:
Sales	$—	$—	$—	$—
Cost of Sales	—	—	—	—

Gross Profit	—	—	—	—

OTHER REVENUES:
Other income	—	—	—	—

	—	—	—	—

OPERATING EXPENSES:
Selling, general and administrative	23,335	—	—	23,335

	23,335	—	—	23,335

OPERATING LOSS	(23,335)	—	—	(23,335)

OTHER EXPENSE:
Impairment of Handcamp division asset purchase	—	—	—	—

NET LOSS	$(23,335)	$—	$—	$(23,335)

See accompanying notes to (unaudited) pro forma financial statements.

KAT GOLD HOLDINGS CORP. AND HANDCAMP DIVISION
Adjustments to Consolidated (Unaudited) Condensed Pro Forma Statements
June, 2010

A = On May 28, 2010, KAT Gold Holdings Corp. signed a Purchase Agreement to acquire the Handcamp Division from Kat Exploration, Inc. The transaction is accounted for as a reverse purchase acquisition/merger wherein the division is the accounting acquirer and KAT Gold Holdings, Corp. is the legal acquirer. Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and entire equity section of the legal acquirer is eliminated with negative book value acquired offset against the paid in capital of the accounting acquirer.